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Exhibit 5.1

OPINION OF MORGAN, LEWIS & BOCKIUS LLP

February 24, 2004

Sangamo BioSciences, Inc.
501 Canal Boulevard, Suite A100
Richmond, CA 94804

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Sangamo BioSciences, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), being filed on the date hereof, relating to the proposed offer and sale by the Company from time to time, as set forth in the prospectus contained in the Registration Statement (the "Prospectus") and as shall be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement") of (i) shares (the "Shares") of Common Stock, par value $0.001 per share, of the Company (the "Common Stock") and (ii) warrants (the "Warrants") to purchase shares of Common Stock in such amounts as shall have an aggregate initial offering price not to exceed $30,000,000. The Warrants may be issued pursuant to a warrant agreement between the Company and a bank or trust company as a warrant agent or pursuant to a warrant agreement with the purchasers of the Warrants.

In connection with this letter, we have examined a copy of (1) the Registration Statement; (2) the Company's Restated Certificate of Incorporation, as amended to the date hereof (the "Certificate"); (3) the Company's Amended and Restated By-laws, as amended to the date hereof (the "By-laws"); (4) certain resolutions (the "Resolutions") of the Company's Board of Directors (the "Board") relating to the Registration Statement and (5) such other documents as we have deemed appropriate for purposes of the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that a sufficient number of shares of Common Stock are authorized and available for issuance of the Shares and the Warrant Shares. With respect to matters of fact relevant to our opinion as set forth below, we have relied upon representations made by the Company in documents examined by us and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinion set forth below.

Based upon and subject to the foregoing, we are of the opinion that:

1.
With respect to the Shares, when (i) specifically authorized for issuance by the Company's Board of Directors or an authorized committee thereof (the "Board Action"), (ii) the Registration Statement has become effective under the Securities Act, (iii) the Shares have been issued and sold as contemplated by the Registration Statement, and (iv) the Company has received the consideration provided for in the Board Action and such consideration per share is not less than the par value per share of the Common Stock, the Shares will be validly issued, fully paid and non-assessable.

2.
With respect to the Warrants and the shares of Common Stock (the "Warrant Shares") issued upon exercise thereof, when (i) specifically authorized for issuance by the Board Action, (ii) the Registration Statement has become effective under the Securities Act, (iii) the warrant agreement or agreements relating to the Warrants have been duly authorized, executed, and delivered, (iv) the terms of the Warrants and of their issuance and sale have been duly established in conformity with the warrant agreement or agreements relating to the Warrants and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any and all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company, (v) the Warrants, if separate and apart from the warrant agreement or agreements, have been duly executed and countersigned in accordance with the warrant agreement or agreements relating to the Warrants, and (vi) the Warrants have been issued and sold as contemplated by the Registration Statement, such Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and the Warrant Shares will have been duly authorized, and such Warrant Shares, upon the Company's receipt of the consideration provided for in the Board Action (assuming that the consideration so received has a value not less than the par value of such Warrant Shares) will be validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares and the Warrants while the Registration Statement is in effect.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We consent to your filing this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/  MORGAN, LEWIS & BOCKIUS LLP

Morgan, Lewis & Bockius LLP

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  Exhibit 5.1
OPINION OF MORGAN, LEWIS & BOCKIUS LLP